Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701
News Release

FOR IMMEDIATE RELEASE

Contact:	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Update Regarding Investigation of Stock Option Granting Practices and Restatement of Historical Financial Statements

Irving, Texas, March 16, 2007 Thomas Group, Inc. (NasdaqGM:TGIS), a leading operations and process improvement firm, today provided an update on the status of the ongoing internal investigation of the Company’s stock option granting practices.

As previously announced on February 2, 2007, the Board of Directors of the Company, with concurrence and oversight by its Audit Committee, voluntarily initiated a review of the Company’s historical stock option practices solely in conjunction with the Company’s assessment of its historical capitalization documentation, and not in response to any specific concerns from within the Company about option practices, inquiry from the Securities and Exchange Commission or any other regulatory agency.

The Company expects to file its Form 10-K for the year ended December 31, 2006 which will include the final results of this review by the April 2, 2007 filing deadline.  Although the Company is finalizing its stock option review, at this time the Company has identified non-cash, stock-based compensation charges of approximately $200,000 that will impact amounts previously reported during years 2002 through 2005 and the first three quarters of 2006. In addition, approximately $2.0 million will be reclassified from retained earnings to additional paid-in capital at January 1, 2002 to reflect similar charges relating to options that were granted between August 19, 1993 (the date of the Company’s initial public offering) and December 31, 2001. The Company believes that these charges, resulting from the differences in accounting measurement dates, will not have an impact on its historical revenues, cash position or non-stock option related operating expenses, nor does the Company believe it will have a material impact on the operations of the Company going forward.

The Company last issued stock options in January 2003, and currently has no intention to issue stock options in the future.

These non-cash charges not previously recorded in the Company’s financial statements during the applicable periods are primarily the result of instances where the Company has determined the actual accounting measurement dates for certain past stock option grants differed from the measurement dates previously used in accounting for such grants pursuant to the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). These charges have the effect of decreasing earnings and retained earnings, and increasing additional paid-in capital as reported in the Company’s historical financial statements or reflected in previously issued financial guidance.

As a result of these findings, on March 15, 2007, the Board of Directors, the Audit Committee and management of the Company concluded that the Company will need to restate its financial statements and related footnote disclosures for its fiscal years ending December 31, 2002 through 2005 and the first three quarters of its 2006 fiscal year.  The Audit Committee and the Board of Directors further concluded on March 15, 2007 that the Company’s previously issued financial statements and related auditor’s report for the years 2002 through 2005, and for the first three quarters of 2006 should no longer be relied upon.

In addition, the Company is attempting to determine the potential impact of differences in measurement dates on the Company’s tax liabilities that should have been reported during these same periods. Any additional tax liabilities would also negatively impact the Company’s historical financial results; however, because these amounts have not yet been estimated, they are not included in the above preliminary expense estimates. Furthermore, any potential tax liabilities identified would likely be cash-based expenses and impact historical non-stock option related operating expenses and previously reported tax-based accruals. These expenses could also negatively impact the Company’s future financial results.

The Company has not yet fully assessed the impact of these conclusions on its internal controls over financial reporting.

The Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with Hein & Associates, the Company’s registered independent public accounting firm.

As soon as practicable following the completion of the internal investigation and a review of the conclusions there from by the Company’s Board of Directors, its Audit Committee and its independent public accounting firm, the Company intends to include restated financial statements for the prior periods noted above in its Form 10-K for the year ended December 31, 2006, expected to be filed by the April 2, 2007 filing deadline.

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Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results Company SM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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